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                                                                    EXHIBIT 10.6

                                SUPPLY AGREEMENT

         This Supply Agreement (this "Supply Agreement") is made as of January 1, 2001, by and among CORNPRODUCTSMCP SWEETENERS LLC, a Delaware limited liability company, with its principal office in Marshall, Minnesota (the "Company"), CORN PRODUCTS INTERNATIONAL, INC., a Delaware corporation, with its principal office at 6500 South Archer Avenue, Bedford Park, Illinois 60501-1933 ("Corn Products"), and MINNESOTA CORN PROCESSORS, LLC, a Colorado limited liability company, with its principal office at 901 North Highway 59, Marshall, Minnesota 56528-2744 ("MCP"). Corn Products and MCP shall each be referred to herein as a "Member" and collectively referred to herein as the "Members."

         WHEREAS, the Members entered into a Limited Liability Company Agreement dated as of December 1, 2000 (the "Operating Agreement") under which the Members agreed to form the Company primarily to serve as their exclusive sales outlet for the sale in the United States of America (including Puerto Rico, the "United States"), and into Canada, and Mexico (collectively, "North America") of certain Designated Products (as defined herein); and

         WHEREAS, each Member is willing to supply to the Company the Designated Products produced in the United States by each of them for sale in North America, subject to the terms and conditions of the Operating Agreement and this Supply Agreement.

         WHEREAS, as part of its contribution obligation under the Operating Agreement, each Member has agreed to enter into this Supply Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:


1.       DEFINITIONS.

         In addition to such definitions as shall be set forth in Article I of the Operating Agreement (some of which are repeated here for reference) or defined in the text below, when used in this Supply Agreement the following terms shall have the meaning specified:

         A. "Affiliate" means, when used with reference to a specific Person (or when not referring to a specific Person shall mean an Affiliate of a Member), any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specific Person.

         B. "Base Year Volume" shall mean the quantity representing the aggregate actual sales of the applicable Designated Product by each Member (and its respective Affiliates) during calendar year 2000 unless modified in the manner set forth below, to the extent such Designated

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Product was (i) produced and sold within the United States, (ii) produced within the United States and sold in Mexico or Canada, or (iii) produced in Mexico or Canada and exported into and sold in the United States. The Base Year Volume shall be confirmed in writing by the parties.

         C. "Bulk" means finished products sold by pipeline or single container, rail car or other transportation vehicle where the finished product pipeline shipment, container, rail car or vehicle load has a capacity in excess of five tons. Bulk does not include a single container, rail car or other transportation vehicle containing subcontainers or packages of less than five tons. Excluded from this definition of Bulk shall be any such products sold or otherwise transferred to a third party and normally delivered by pipeline for processing into finished products other than Designated Products.

         D. "Designated Products" has the meaning given in the Operating Agreement.

         E. "Modified Base Year Volume" shall mean the volume resulting from all changes to the Base Year Volume under Section 3 below.

         F. "Sales Commitments" shall mean the volume of Designated Products which a Member has agreed to sell to the Company as determined in Section 2.A for the first year of the Supply Agreement and in Section 4 for all subsequent years during the Term.

         G. "Specifications" shall mean the specifications to the applicable products supplied hereunder as agreed to in writing by the parties.

2.       PURCHASE AND SALE OF DESIGNATED PRODUCTS.

         A. Obligation to Sell and Buy Designated Products. During each calendar year during the Term of the Supply Agreement each Member and its Affiliates shall sell to the Company their respective Sales Commitments of Designated Products for such calendar year. The Company shall use reasonable commercial efforts to market and sell such Designated Products to its customers in the United States and, through Affiliates of Corn Products under one or more commission sales agreements, in Mexico and Canada. Designated Products produced by Affiliates of the Members in Mexico or Canada and sold in the United States to or through the Company under one or more commission sales agreements shall be credited against the applicable Member's Sales Commitment.

         B. Sales Commitments for Calendar Year 2001. For calendar year 2001, each Member's respective Sales Commitment for each Designated Product shall be equal to the Member's respective Base Year Volume for such Designated Product.

         C. Rate of Delivery. Each Member shall use reasonable efforts to supply its respective Sales Commitments to the Company in accordance with the quarterly volume forecasts included as part of the Sales Commitments as provided in
Section 4 below or as

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otherwise required to enable the Company to satisfy the needs of, and its obligations to, its customers.

3.       METHODS FOR DETERMINING MODIFIED BASE YEAR VOLUMES.

A. Modification By Acquisition of Production Facility Capacity. A Member or its Affiliate may acquire from a third party not an Affiliate of such Member any production-facility capacity within North America that at the time of the closing of such acquisition is producing any Designated Product being (a) sold in North America if the production facility is located in the United States or (b) sold in the United States if the production facility is located outside the United States (the "Acquired Facility"). For purposes of this Section an acquisition shall include both the purchase of the assets and the purchase of a controlling interest in the facility's output of Designated Products (a) sold in North America if the production facility is located in the United States or (b) sold in the United States if the production facility is located outside the United States. In the event of any such acquisition of an Acquired Facility:

(i) The Company's actual calendar year sales of the applicable Designated Products for the full calendar year in which the acquisition of the Acquired Facility occurs (excluding any sales of Designated Product from the Acquired Facility) shall first be allocated between the Members in proportion to each Member's then current Base Year Volume or Modified Base Year Volume, as the case may be. This allocation of the current year's sales of applicable Designated Product shall yield an "Adjusted Year Volume" for each Member.

(ii) The Member acquiring the Acquired Facility shall provide to the Company true and accurate sales figures for the full calendar year in which such acquisition occurs showing all applicable Designated Product that was produced at the Acquired Facility and (a) sold in North America if the production facility is located in the United States, or (b) sold in the United States if the production facility is located outside of the United States. These actual sales figures shall be added to the acquiring Member's Adjusted Year Volume to yield a Modified Base Year Volume for that Member.

(iii) The non-acquiring Member's Adjusted Year Volume for each applicable Designated Product shall become that Member's Modified Base Year Volume.

(iv) The Company shall prepare and amend to the Supply Agreement schedules showing the results of this calculations which shall be labeled "Modified Base Year Volumes For Members as of January 1, [year]". Thereafter these schedules (unless later modified) shall used to determine each Member's annual contractual rights under this Supply Agreement to supply Designated Products to the Company in the manner calculated under Section 4 below.

(v) In the calendar year in which the purchase of the Acquired Facility is completed, the acquiring Member shall provide to the Company true and accurate sales estimates showing the volume of each Designated Product forecasted to be sold during the remainder of the calendar year from the Acquired Facility in North America if the Acquired Facility is located in the United States, or sold in the United States if the Acquired Facility is located outside of the United States. The Company shall add that volume of forecasted sales to the acquiring Member's applicable Sales Commitments, as defined below, for the balance of that calendar year.

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(vi)  Unless the Company and the Members agree to another method for integrating the Modified Base Year Volume amounts calculated under this Section 3.A into the calculation of Sales Commitment under Section 4 below, the Company and the Members agree to meet on or before January 5 of the year following the year in which the Acquired Facility is purchased to make all necessary recalculations of Sales Commitments for that year using the Member's Modified Base Year Volumes, as determined under this Section.

      B. Modification Because of a Failure to Commit to 90% of Current Base Year Volume. As more fully described in Section 4 below, each Member shall be entitled on an annual basis to specify its Sales Target for each Designated Product for the following calendar year. If a Member specifies a Sales Target that is less than 90% of such Member's then current Base Year Volume or Modified Base Year Volume for any applicable Designated Product, the difference between such Sales Target and such current Base Year Volume or Modified Base Year Volume shall be considered a "Deficiency". The other Member (the "Assuming Member") may elect to supply all or any portion of the Deficiency. If such an election is made, the amount of such Deficiency so assumed and actually supplied by the Member to the Company during that subsequent year shall be subtracted from the non-Assuming Member's then current Base Year Volume or Modified Base Year Volume and added to the Assuming Member's then current Base Year Volume or Modified Base Year Volume to create new Modified Base Year Volume's for both Members. The Company shall prepare and append to this Supply Agreement schedules showing the results of these calculations which shall be labeled "Modified Base Year Volumes For [Member's name] as of [date]". Thereafter these schedules (unless later modified) shall be used to determine each Member's annual contractual rights under this Supply Agreement or later executed Supply Agreements to supply Designated Products to the Company in the manner calculated under Section 4 below.

      C. Modification Because of Failure to Supply 90% of Current Base Year Volume As Result of Force Majeure or Failure to Agree to Increased Warrant

     (i) If as a result of a condition of force majeure a Member fails to satisfy its Sales Commitment with respect to any Designated Product and if the amount of such Designated Product actually supplied by such Member is less than 90% of such Member's current Base Year Volume or Modified Base Year Volume for the applicable year, the difference between the amount of such Designated Product actually supplied by such Member and such Member's current Base Year Volume or Modified Base Year Volume shall be considered a "Force Majeure Deficiency". The amount of such Force Majeure Deficiency shall be subtracted from the then current Base Year Volume or Modified Base Year Volume of the Member affected by the condition of force majeure to create a new Modified Base Year Volume for such Member.

      In years subsequent to the year in which the condition of force majeure occurs, increases in aggregate Volume Allocations over the Sales Commitments in the year in which the condition of force majeure occurs, shall be allocated on a priority basis to the Member affected by the condition of force majeure and the Modified Base Year Volume of such Member shall be

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increased up to the level that existed prior to such reduction to the extent that such Member commits to such incremental Volume Allocations and satisfies such commitment.

     (ii) If (a) the Company shall propose a customer warranty that exceeds the Member Warranty (the "Increased Warranty") with respect to any Designated Product, and (b) any Member shall agree to supply Designated Product subject to the Increased Warranty, then any other Member that is requested by the Company to agree to the Increased Warranty with respect to any Designated Product within the same Product Category may either agree to supply such Designated Product subject to the Increased Warranty or choose not to agree.

      If (a) such Member fails to accept all rights and obligations to supply such Designated Product subject to the Increased Warranty and (b) another Member agrees to assume all rights and obligations to supply such Designated Product, the Member that agrees to assume such rights and obligations to supply such Designated Product subject to the Increased Warranty shall be responsible for and shall pay all incremental freight and other costs incurred by the Company as a result of supplying such Designated Product.

         If (a) another Member does not supply such Designated Product subject to the Increased Warranty, (b) the customer that had requested the Increased Warranty chooses not to purchase the Designated Product because of its failure to obtain the Increased Warranty, and (c) the amount of such Designated Product that such customer chooses not to purchase is more than 10% of such Member's current Base Year Volume or Modified Base Year Volume for the applicable year, then the amount of Designated Product that such customer refused to purchase shall be considered a "Warranty Deficiency". The amount of such Warranty Deficiency shall be subtracted from the then current Base Year Volume or Modified Base Year Volume of the Member that failed to agree to the Increased Warranty to create a new Modified Base Year Volume for such Member.

     (iii) The Company shall prepare and append to this Supply Agreement schedules showing the results of any calculations of Modified Base Volumes required by paragraph (i) or (ii) above, which shall be labeled "Modified Base Year Volumes For [Member's name] as of [date]". Thereafter these schedules (unless later modified) shall be used to determine each Member's annual contractual rights under this Supply Agreement or later executed Supply Agreements to supply Designated Products to the Company in the manner calculated under Section 4 below.

      D. Other Modifications. A Member's Modified Base Year Volume shall be increased by the volume of Designated Products sold in the most recently completed year under any unassignable contract upon the earlier of the assignment to the Company or the expiration of such contract.

4.       DETERMINATION OF MEMBER'S SALES COMMITMENTS AFTER CALENDAR YEAR 2001.

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         The determination of each Member's Sales Commitments to the Company for all years after calendar year 2001, shall be made as follows:

      A. Preparation of Subsequent Years Sales Forecasts Sales Targets. The Company shall annually prepare Sales Forecasts and Sales Targets in the following manner and on the following dates unless different dates are agreed to in any given year by the Company and each Member:

     (i) on or before September 1, 2001, and each September 1 thereafter, the Company shall forecast its annual sales and delivery requirements for each of the Designated Products for the next calendar year (on a quarterly basis) (the "Sales Forecast");

     (ii) the Company shall also calculate a "Volume Allocation" of its Sales Forecast between the Members for each Designated Product in proportion to each Member's then current Base Year Volume or Modified Base Year Volume, as the case may be, for each Designated Product contained in the Sales Forecast so that 100% of the Sales Forecast for each such Designated Product shall be so allocated between the Members. It is the intent of this Volume Allocation to provide to each Member the right to elect to supply to or sell through the Company in the succeeding calendar year a quantity of each Designated Product equal to the Volume Allocation of that Designated Product to that Member;

     (iii) on or before September 2 of the calendar year in which this Volume Allocation is made, the Company shall give each Member Written notice of these Volume Allocations;

     (iv) on or before October 1 of the calendar year in which these Volume Allocations are so supplied to and received by the Members, each Member shall independently determine and notify the Company in Writing of the quantity of each Designated Product (not to exceed Member's applicable Volume Allocation) that such Member is willing to commit to supply to or sell through the Company for the succeeding calendar year (on a quarterly basis) (each commitment being a "Sales Target") for that Designated Product; and

     (v) on or before October 5 of each such calendar year, the Company shall provide to each Member the other Member's Sales Targets.

      B. Failure of a Member to Accept Volume Allocations. If a Member's Sales Target for a Designated Product for a given calendar year is less than such Member's applicable Volume Allocation, then the other Member (the "Assuming Member") may assume the right and obligation solely during such calendar year to supply an additional amount of such Designated Product not to exceed the difference between the other Member's Volume Allocation and Sales Target for that Designated Product (the "Assumed Allocation"). Written notice of this election shall be given by the Assuming Member to the Company on or before October 10 of such calendar year.

      C. Final Sales Commitments. On or before October 15 of each calendar year, the Company shall determine the final quantity of each Designated Product that each Member has committed to supply, which shall be the sum of such Member's (i) applicable Sales Target; and (ii) Assumed


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Allocation (collectively each such final quantity being a "Sales Commitment").
The Company shall prepare and append to this Supply Agreement schedules showing the Sales Commitments so determined which shall be labeled "Sales Commitments for [Member's name] For January 1 through December 31, [year]".

      D. Midyear Increases In Sales Commitments. In the event that during the course of any calendar year for which Sales Commitments have been established the Company determines that there is increased demand for Designated Products which the Members agree to supply in excess of the combined Sales Commitments of the Members, that increased demand shall in the first instance be allocated between the Members in proportion to the Sales Commitments determined for that year, or if one Member does not elect to take that full allocation the other Member may elect to fill that unmet allocation. In such event all necessary modifications to the "Sales Commitments for [Member's name] For January 1 through December 31, [year]" schedule shall be promptly made. The failure of a Member to accept this unmet allocation shall not subject to Member to the provisions of Section 3.B.

5.     CERTAIN RIGHTS AND REMEDIES RELATED TO SALES COMMITMENTS.

      A. Failure of the Company To Take Sales Commitments. The Company will purchase from the Members or otherwise sell on behalf of the Members all Sales Commitments. In the event the Company is unable to purchase from the Members or otherwise sell on behalf of the Members all Sales Commitments the Members shall absorb such shortfalls in proportion to the Member's respective Sales Commitments.

      B. Failure of Member to Supply Sales Commitments. The following rights and remedies apply if a Member (the "Non-Electing Member") fails to supply its entire Sales Commitment for any Designated Product either directly or through its Affiliates:

         (i) The other Member (the "Electing Member") may, but is not obligated to, provide some or all of any such unmet Sales Commitment. Upon making that election, the Electing Member shall be solely responsible for and shall pay any incremental costs related to supplying the unmet Sales Commitment that is covered by this election.

         (ii) With respect to that portion of the unmet Sales Commitment not covered by the Electing Member's election under paragraph (i) above, the Company shall determine (in its discretion) whether (1) to decline to sell product to its actual or prospective customers due to unavailability of such product, or (2) to purchase replacement product on the open market to fulfill all or some portion of such unmet Sales Commitment. Subject to the limitations of paragraphs (iii) and (iv) below, the Non-Electing Member shall be solely responsible for and shall pay all costs related to the Company's acquisition of this replacement product and any other direct damages (but not including consequential damages) in connection with its failure to satisfy its Sales Commitment

         (iii) If the Company intends to purchase replacement product on the open market under clause (2) of paragraph (ii) above, the Company shall give Written notice to the Non-Electing Member not less than twenty
         (20) days prior to making any such purchase, and


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         the Non-Electing Member may instruct the Company in Writing within that twenty days not to make any such purchases; provided that, notwithstanding anything to the contrary contained herein, the Non-Electing Member shall indemnify and hold the Company and Electing Member harmless against all direct and consequential damages
         (including, but not limited to, loss of future business) resulting from the Company's compliance with the Non-Electing Member's instruction.

         (iv) Absent such instruction, if the Company fulfills any or all of the Non-Electing Member's unmet Sales Commitment through open market purchases, the Non-Electing Member shall be responsible for and shall reimburse the Company only for the amount of such open market purchases in excess of $50,000 in any one calendar year.

6.       PRICING.

         The Company agrees to pay each Member for all Designated Product sold by that Member to the Company and acquired by the Company from the Member under this Supply Agreement the purchase prices established by this Section 6.

     A. Initial Year Pricing. As soon as practicable, the Company and the Members shall agree to and confirm in writing the purchase prices for Designated Products to be sold by each Member and acquired by the Company from January 1 through December 31, 2001.

     B. Price Changes. No later than December 31, 2001 and each December 31 of each calendar year thereafter during the Term, the purchase prices for Designated Products shall be reviewed by the Board of Managers of the Company and adjustment, if any, for the following calendar year made, provided that any pricing factors leading to adjustments shall be equally applied to both Members.

7.       TERM.

         A. General. The term of this Supply Agreement (the "Term") shall commence as of the Effective Date and shall continue until expiration as provided below, unless earlier terminated pursuant to this Section 7. The initial term shall expire at the end of the day on December 31, 2003. Notwithstanding the foregoing, the initial term, and any subsequent renewal term, shall be automatically extended for successive one year renewal terms, unless terminated pursuant to Section 7.B.

         B. Termination. This Supply Agreement shall immediately terminate upon the effective date of a dissolution of the Company under Section 12.2 of the Operating Agreement, subject only to the additional obligations related to the winding up of the Company under Article XII of the Operating Agreement or at such later date as the Members shall agree in writing.

8.       OTHER MATTERS.

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         A. Product Warranty. The Company shall undertake to negotiate with customers for the Designated Products supplied by the Members under this Supply Agreement. In so doing the Company shall limit the product warranties given by the Company to such customers (the "Customer Warranties") to the warranties contained in this Section 8.A, unless otherwise agreed in writing by the supplying Member in which case the supplying Member shall warrant the applicable Designated Products to the full extent so agreed. With respect to all Designated Product produced by a Member or its Affiliates and sold to the Company to meet Sales Commitments, that Member warrants that at the time that title to such Designated Product passes to the Company, such Designated Product will (i) conform to the Specifications applicable thereto, (ii) not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended (the "Act"), (iii) not be an article which may not under the provisions of Section 404 and 505 of the Act, be introduced into interstate commerce, and
(iv) in the case of Products delivered to satisfy commitments of the Company under any of the Contributed Contracts (as defined in the Operating Agreement) contributed by such Member to the Company pursuant to Section 4.1 of the Operating Agreement, comply with any warranties contained in such Contributed Contracts. The warranties described in clauses (i) through (iv) are referred to as the "Member Warranties". The Company shall not make or extend any warranty to any customer or other third party on behalf of either Member. Notwithstanding the foregoing, for calendar year 2001, the Company may grant such Customer Warranties as either of the Members had granted to those same customers in calendar year 2000 (the "2000 Warranties").

         B. DISCLAIMER. EXCEPT AS SET FORTH IN SECTION 8.A., NEITHER MEMBER MAKES ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER MATTER WITH RESPECT TO THE PRODUCTS SUPPLIED HEREUNDER.

         C. Cooperation. The Company shall notify the applicable Member in writing within 24 hours after becoming aware of any quality issues or customer complaints or claims regarding any products supplied hereunder by such Member. Such Member shall reasonably cooperate with the Company in connection with the Company's resolution of any such complaint or claim.

         D. Claims. All claims regarding products supplied hereunder including, but not limited to, claims for any alleged shortage or claims that such products did not conform to the Member Warranty, shall be deemed waived by the Company unless made in writing and received by the Member supplying the applicable product within ten business days after the Company learns of the alleged claim but in no event later than six months after the date of shipment of such products from such Member's production facility. Upon a Member's receipt of any such claim notice alleging a breach of the Member Warranty, such Member shall determine whether such products conformed to such warranty. If such Member agrees that such products did not conform to such warranty, such Member shall
(i) notify the Company thereof in writing and instruct the Company to either dispose of such products or deliver such products to a facility designated by such Member, and the Company shall do so at its own cost and expense; and (ii) either (a) replace such products, or (b) refund to the Company or the Company's customer the


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amount of the actual purchase price paid to such Member for such products net of any commission paid to the Company therefor. The remedies provided in clause
(ii) above shall be the Company's sole and exclusive remedy for any claim by the Company that the applicable Member breached the Member Warranty.

     E. Technical Information. Each Member shall provide such technical information and assistance as reasonably requested by the Company in connection with the products supplied hereunder including, but not limited to, information regarding such Member's quality systems and procedures in connection with such products. As among the Company and the Members, the Company shall be solely responsible for providing to its customers any technical information and assistance that the Company deems necessary or appropriate. If the Company obtains any field reports or other technical information that may be useful to a Member in connection with such products, the Company shall provide such field reports or other technical information to such Member.

     F. Transfer of Title and Risk of Loss. Title and risk of loss for all products sold by the Members to the Company hereunder shall transfer to the Company upon the shipment of such products by freight carriers from the premises of the applicable production facility or as otherwise agreed by the Company and the applicable Member.

9.   INDEMNIFICATION AND LIMITATION OF LIABILITY.

     A. By the Company. The Company shall defend, indemnify and hold each Member and its Affiliates harmless from and against any and all claims, losses, damages, suits, costs (including reasonable attorneys' fees) and liabilities based upon or arising out of or in connection with (i) any violation by the Company of any law, regulation or order; (ii) any warranty, including the 2000 Warranties, extended by the Company other than that the products supplied hereunder will conform to the Member Warranties; (iii) the handling, possession, use or disposal by the Company (or any third party that obtains such products in any form through or from the Company) of the products supplied hereunder, whether used in manufacturing, combined with other substances, or consumed in any manner; or (iv) the Company's negligence or willful misconduct.

     B. By Corn Products. Corn Products shall defend, indemnify and hold the Company, MCP and MCP's Affiliates harmless from and against any and all claims, losses, damages, suits, costs (including reasonable attorneys' fees) and liabilities based upon or arising out of or in connection with (i) any failure of products supplied by Corn Products hereunder to conform to the Member Warranties; (ii) any violation by Corn Products of any of law, regulation or order; or (iii) Corn Products's negligence or willful misconduct.

     C. By MCP. MCP shall defend, indemnify and hold the Company, Corn Products and Corn Products's Affiliates harmless from and against any and all claims, losses, damages, suits, costs (including reasonable attorneys' fees) and liabilities based upon or arising out of or in connection with (i) any failure of products supplied by MCP hereunder to conform to the Member Warranties; (ii) any violation by MCP of any of law, regulation or order; or (iii) MCP's negligence or willful misconduct.


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     D. EXCEPT AS OTHERWISE PROVIDED IN SECTION 5.B (iii) OR SECTION 10.B, NO
PARTY SHALL BE LIABLE TO EITHER OF THE OTHER PARTIES FOR CONSEQUENTIAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES.

10.  CONFIDENTIALITY.

     A. Members' Obligations. Each of the Members acknowledges that the confidential information and trade secrets of the other two parties shall be subject to Section 6.4 of the Operating Agreement as if each Member was the Company for the purposes of such section.

     B. The Company's Obligation. During the Term, the Company shall not divulge, communicate, use to the detriment of a Member or for the benefit of any other Person, or misuse in any way, any confidential information or trade secrets of the Members or their Affiliates including, but not limited to, personnel information, secret processes, know-how, customer lists, formulas or other technical data, except as may be required by law, provided, however, that such prohibition shall not apply to any information which, (i) through no improper action of the Company, is publicly available or generally known in the industry; (ii) at the time of disclosure to the Company by any other party was already known to the Company as evidenced by the Company's written records;
(iii) becomes available on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (iv) was or is independently developed by or for the Company without reference to the confidential information, as evidenced by the Company's written records.

     C. Equitable Relief. The parties acknowledge that a Member would be irreparably damaged by reason of any violation by the Company of the provisions of Section 6.B. in connection with such Member's confidential information and that any remedy at law for a breach by the Company of such provisions would be inadequate. Accordingly, such Member shall be entitled to seek and obtain injunctive or other equitable relief (including, but not limited to, a temporary restraining order, a temporary injunction or a permanent injunction) against any other party for a breach or threatened breach of such provisions and without the necessity of proving actual monetary loss. The parties acknowledge that this injunctive or other equitable relief shall not be such Member's exclusive remedy for any breach of Section 6.B., and such Member may seek any other relief or remedy that it may have by contract, statute, law or otherwise for any breach hereof. Such Member shall also be entitled to recover its attorneys' fees and expenses in any successful action or suit against the Company relating to any such breach.

11.   FORCE MAJEURE.

      If any party's performance of any of its duties or obligations under this Supply Agreement is prevented, hindered, delayed or otherwise made impracticable by reason of any strike, labor disturbance, flood, riot, fire, failure of transportation, unavailability of raw materials, civil unrest, act of the government, Act of God, natural disaster, explosion, equipment failure that is beyond such party's control, war or any other casualty which cannot be overcome by reasonable diligence and without unusual expense, such party shall, except as provided in

Section 3.C, be excused from such performance to the extent that it is so prevented, hindered or delayed thereby during the continuance of any such happening or event and for so long as such event shall continue to prevent, hinder or delay such performance; provided, however, that such party diligently works to cure such non-performance in the shortest reasonable time period. The party asserting force majeure shall, in each instance, give the other party written notice within a reasonable time after becoming aware thereof. Such notice shall include a brief description of the events or circumstances of force majeure and an estimate of the anticipated duration. Within a reasonable time after knowledge of the cessation of any such continuing events or circumstances constituting force majeure, the party that asserted the same shall give the other parties written notice of the date of such cessation.

12.  COMPLIANCE WITH LAWS.

     A. General. Each Party shall comply with all laws, regulations, executive orders, and codes, applicable to it in connection with its performance hereunder.

     B. The Company's Additional Obligations. The Company shall be responsible for proper transportation, storage, security, handling, accounting for, and protection from the elements, contamination, damage or destruction of products supplied hereunder while they are in its or its agent's control. The Company acknowledges that the such products are foodstuffs for human consumption and accordingly, special precautions as outlined in Part 110 of the Code of Federal Regulations must be undertaken to safeguard the same. The Company will store, handle, maintain, and transport such products in such a way as to prevent degradation of quality, contamination, or adulteration before sale to its customers.

     C. Regulatory Inquiries. If the Company receives an inquiry from any governmental or regulatory agency regarding products supplied hereunder that could reasonably be expected to impact a Member or require a response from or action by a Member, the Company shall immediately notify such Member in writing.

13.   FOOD LAW WARRANTY.

      The Company warrants that the products supplied hereunder, as of the date of shipping to its customer or any other third party, (a) will not be adulterated or misbranded within the meaning of the Act, or an article which may not, under the provisions of Section 404 and 505 of the Act, be introduced into interstate commerce, or adulterated or misbranded within the meaning of the food laws of any state to which it is shipped; and (b) will be exempt or recognized as safe, for the conditions and quantities of intended use, within the meaning of the Food Additives Amendment of the Act.

14.   DISPUTE RESOLUTION.

     Any dispute, controversy or claim arising out of or in connection with this Supply Agreement shall be resolved in accordance with Article XIII of the Operating Agreement, and the Company shall be deemed to be a Member (as defined in the Operating Agreement) for purposes of this Section.

15.  GOVERNING LAW.

     This Supply Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to principles of conflicts of laws.

16.  ASSIGNMENT.

     This Supply Agreement may not be assigned by any party except to (a) an Affiliate of such party; or (b) a transferee of all or substantially all of the business and assets of such party.

17.  THIRD-PARTY BENEFICIARY.

     Nothing contained herein shall create third party beneficiary rights in any third party including any customer of the Company.

18.  NOTICES.

     Notices hereunder shall be given to the respective party at the address set forth in the introduction to this Supply Agreement or such other address as shall be specified by the applicable party in a notice hereunder.

19.  TRADEMARKS AND TRADE NAMES.

     Nothing herein shall grant to the Company or a Member a right to register or use any trademark or trade name of the Company or the other Member without such other Member's prior written consent. The Company and each Member acknowledge that they have no right, title, or interest in or to the Company's or the other Member's trade name or in or to any such trademarks of the Company or the other Member.

20.  MISCELLANEOUS.

     A. All capitalized terms not defined herein shall have the meanings set forth in the Operating Agreement.

     B. The invalidity or unenforceability of any particular provision of this Supply Agreement shall not affect any other provisions hereof, and this Supply Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     C. The headings of this Supply Agreement are for the convenience of the parties and shall not be construed as having any legal or binding meaning or effect.

     D. The failure by any party to insist upon strict performance of any covenant or condition of this Supply Agreement, in any one or more instances, shall not be construed as a waiver or relinquishment of any such covenant or condition in the future, but the same shall be and remain in full force and effect.

     E. This Supply Agreement and the Operating Agreement (i) constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof; (ii) cancel and supersede any prior negotiations; and
(iii) merge all understandings and agreements, whether verbal or written, with respect thereto. Each Member specifically rejects any additional, different, or inconsistent terms or conditions proposed by the Company. This Supply Agreement can be amended only by a written instrument executed by the parties hereto. In the event of a conflict between this Supply Agreement and any Exhibit hereto, the terms of this Supply Agreement shall govern.

      IN WITNESS WHEREOF, the parties have executed this Supply Agreement as of the date first above written.


CORN PRODUCTS INTERNATIONAL, INC.        MINNESOTA CORN PROCESSORS, LLC


By:  /s/ Michael Pyatt                   By: /s/ L. Dan Thompson
     ------------------                      ------------------


Title: Vice President                    Title: President/CEO
      -----------------                        ----------------



CORNPRODUCTSMCP SWEETENERS LLC


By:  /s/ Stanley L. Sitton
     ---------------------


Title: President & CEO
       ----------------